EXHIBIT 99.1


                                  NEWS RELEASE

  HEXCEL CORPORATION, 281 TRESSER BOULEVARD, STAMFORD, CT 06901 (203) 969-0666


                                       CONTACTS      INVESTORS:
                                                     STEPHEN C. FORSYTH
                                                     203-969-0666 EXT. 425
                                                     stephen.forsyth@hexcel.com

                                                     MEDIA:
                                                     DAVID M. WONG
                                                     203-969-0666 EXT. 422
                                                     dave.wong@hexcel.com



         HEXCEL ANNOUNCES IT IS REVIEWING THE STRATEGIC OPTIONS FOR ITS
                          ENGINEERED PRODUCTS BUSINESS


STAMFORD, CT, December 7, 1999 - Hexcel Corporation (NYSE/PCX: HXL) today announced it has retained Credit Suisse First Boston to explore strategic alternatives for its Engineered Products business, including a possible sale.

Mr. John J. Lee, Chairman & CEO, commented: "Hexcel today operates in a broad range of applications and product technologies. As we optimize our business portfolio, it is important to understand the strategic opportunities and investment needs of each segment of our business. We can then decide how we will prioritize further management focus and investments among the business segments."

Hexcel's Engineered Products business is a leader in the design, engineering and fabrication of composite structures and interiors. The business, formally known as Heath Tecna, is organized into two business units. Hexcel Structures (Kent division) is focused on the production of composite structural and interior components for new commercial and military aircraft. Hexcel Interiors
(Bellingham division) designs and manufactures commercial aircraft interior components and systems for OEM, refurbishment and reconfiguration applications. Its products include Hexcel's innovative stowage bin expansion kit that increases passenger carry-on luggage capacity on existing aircraft and consequently speeds gate operations for airlines.

Hexcel acquired the Engineered Products business as part of its 1996 acquisition of Ciba Geigy's worldwide composites business. The Engineered Products business employs approximately 1,400 people and has its headquarters and facilities in Kent and Bellingham, WA.

                                      * * *

Hexcel Corporation is the world's leading advanced structural materials company. It designs, manufactures and markets lightweight, high reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, general industrial, and recreation applications.

--------------------------------------------------------------------------------
                    DISCLAIMER ON FORWARD LOOKING STATEMENTS


This press release contains statements that are forward looking, including statements relating to Hexcel's mix of application markets and product technologies, and its plans and timing of a strategic review of the options for its engineered products business. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.
--------------------------------------------------------------------------------